Exhibit 99.1

John E Cay III 176 Croghan Spur Suite 300 Charleston, SC 29407 John.Cay@wellsfargo.com

November 22, 2010

Mr. Guy Millner

Assurance America Corporation

5500 Interstate North Parkway

Atlanta, GA 30328

Dear Guy,

As we discussed, Wells Fargo has a policy that their associates not serve on the board of directors of any for profit companies. While I am not certain of their reasons, I can only assume that they feel this could lead to a potential conflict of interest.

It has been a pleasure for me to serve as a director of Assurance America since the founding of the company. I have thoroughly enjoyed my association with the exceptional directors and employees.

Please convey to the team at Assurance America my appreciation for the opportunity to have served with them. I will continue as a shareholder and will remain keenly interested in the success of the company.

Sincerely,

Wells Fargo Bank, N.A.